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The Walt Disney Company

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Print Confirmation

Your election information has been recorded as follows:

option date	option number	plan	number of unexercised shares subject to the eligible option	current exercise price per share	new exercise price per share (if offer is accepted)	cash payment per share (if offer is accepted)	total cash payment (if offer is accepted)	amend entire eligible portion?
2006-02-06	04999901	2004	2,300	$10.0000	$10.8700	$0.87	$2,001.00	○ yes ◉ no

PRINT THIS PAGE by clicking the PRINT A CONFIRMATION button below and save a copy. This will serve as the Election Confirmation Statement in the event our system does not register your election or provide you with an e-mailed "Election Confirmation Statement" within two business days after your submission. If you do not receive a confirmation e-mail within two business days after your submission, please forward a copy of your printed Electronic Confirmation Statement via e-mail to Yvonne Brazil.

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